UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 11, 2009

Ferro Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-584	34-0217820
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1000 Lakeside Avenue, Cleveland, Ohio		44114
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-641-8580

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Information set forth under Item 2.03 of this Current Report on Form 8-K is incorporated by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 11, 2009, Ferro Corporation (the "Company") entered into a Fourth Amendment to Amended and Restated Credit Agreement among Ferro Corporation; Credit Suisse, Cayman Islands Branch, as term loan administrative agent; National City Bank, as revolving loan administrative agent; and various financial institutions as lenders (the "Credit Agreement Fourth Amendment").

The primary effects of the Credit Agreement Fourth Amendment are to:

1. Increase the interest rates applicable to outstanding loans pursuant to a grid structure based on the Company’s leverage ratio. The interest rate on the Company’s revolving loans will range from 3.50% to 5.00% above the applicable base rate or, at the Company’s option, from 4.50% to 6.00% above the applicable LIBOR rate. The interest rate on the Company’s term loans will be 5.00% above the applicable base rate or 6.00% above the applicable LIBOR rate. The Credit Agreement Fourth Amendment also increases the commitment fees payable by the Company to a range of 0.50% to 0.75% based on the Company’s leverage ratio.

2. Increase the maximum permitted leverage ratio. The maximum permitted leverage ratio will vary by fiscal quarter from 5.25 to 7.00 over the remaining term of the credit facility.

3. Decrease the minimum permitted fixed charge coverage ratio. The minimum permitted fixed charge coverage ratio will vary by fiscal quarter from 1.0 to 1.2 over the remaining term of the credit facility.

4. Add a minimum quarterly EBITDA requirement for the 2009 fiscal year.

5. Provide that the Company may not make certain investments or acquisitions unless, after giving effect to such investment or acquisition, the leverage ratio would be less than 3.5.

6. Require application of the net proceeds of certain dispositions, but excluding the first $20 million of such net disposition proceeds, to be applied to repay debt outstanding under the term loans and revolving credit facility and to permanently reduce availability under the revolving credit facility on a dollar-for-dollar basis, except that the Company is not required to reduce the commitments under the revolving credit facility below $150 million.

7. Eliminate the accordion feature, which had permitted the Company to request an increase of $50 million in the revolving credit facility on the terms previously set forth therein.

8. Restrict the Company’s ability to make payments with respect to Ferro’s capital securities based on its anticipated leverage ratio during the quarter in which the dividends are paid. The Credit Agreement Fourth Amendment effectively prohibits the Company from paying dividends on its common stock.

9. Prohibit the Company from delivering in excess of $120 million in cash and cash equivalent collateral to participants in the precious metals consignment arrangements to secure obligations arising under the precious metals programs.

10. Require additional financial reporting by the Company to its lenders under the 2009 Amended Credit Facility.

11. Increase the amount of the annual excess cash flow required to be used to repay term loans.

12. Add provisions governing the obligations of the Company and the lenders if one or more lenders under the revolving credit facility fails to satisfy its funding obligations or otherwise becomes a defaulting lender.

The foregoing summary is qualified in its entirety by reference to the text of the Credit Agreement Fourth Amendment, which is filed as Exhibit 10.1 and is incorporated herein by reference.

On March 11, 2009 the Company issued a press release announcing the credit facility amendment. A copy of the press release is attached, herein, as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.1: Fourth Amendment to Amended and Restated Credit Agreement
Exhibit 99.1: Press release

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ferro Corporation

March 11, 2009	By:	Sallie B. Bailey

Name: Sallie B. Bailey
Title: Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Fourth Amendment to Amended and Restated Credit Agreement
99.1	Press release